Exhibit 23.1


                     Consent of Independent Accountants
                     ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Packaging Dynamics Corporation of (i) our report dated January 25, 2002, except for Note 12, as to which the date is March 18, 2002, relating to the financial statements and financial statement schedules of Packaging Holdings L.L.C as of December 31, 2001 and 2000 and for each of the three years ended December 31, 2001 and (ii) our report dated April 5, 2002 relating to the statements of operations and of cash flows of Alupac Holding Inc. and Subsidiary for the period January 1, 1999 to July 14, 1999 which are included in Packaging Dynamics Corporation's Form 10/A - Amendment No. 3 dated May 30, 2002.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chicago, Illinois
June 28, 2002